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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 7, 2005


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                      0-19027                   84-1057605
(State or other jurisdiction          (Commission                (IRS Employer
     of incorporation)               File Number)              Identification #)


              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)


                                 (719) 531-9444
              (Registrant's telephone number, including area code)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








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Item 1.01   Entry into a Material Definitive Agreement.

     On December 7, 2005, Simtek Corporation ("Simtek") announced that it entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Zentrum Mikroelektronik Dresden AG, a stock corporation organized under the laws of Germany ("ZMD"), whereby, upon the closing (which is subject to Simtek obtaining the necessary financing, among other customary closing conditions), Simtek would purchase from ZMD its finished nonvolatile static random access memory (nvSRAM) product inventory and intellectual property assets and licenses related to ZMD's nvSRAM product line. The purchase price will be $10 million (subject to certain adjustments as described in the Asset Purchase Agreement), $8 million of which shall be paid in cash and $2 million of which shall be paid in shares of Simtek common stock, valued at approximately $0.3195 per share (the volume weighted average price of the common stock for the 60 trading days prior to the execution date of the Asset Purchase Agreement). Upon the closing, the parties would also enter into the following agreements (the form of each of which is attached as an exhibit to the Asset Purchase Agreement: (a) a License Agreement whereby ZMD would assign its rights in certain patents devoted to nvSRAM to Simtek and Simtek would license to ZMD the right to use Simtek's silicon-oxide-nitride-oxide-silicon (SONOS)-based nvSRAM technology for embedded functions in ZMD's non-competing mixed signal and analog Application Specific Integrated Circuit (ASIC), System on Chip (SoC) and Application Specific Standard Product (ASSP) products; (b) an Escrow Agreement whereby the parties would escrow a portion of the purchase price for six months from the closing to secure payment of certain indemnification obligations that may arise on the part of ZMD; (c) a Non-Competition and Non-Solicitation Agreement whereby, for a period of five years from the closing, ZMD would be prohibited from competing with certain of Simtek's products and from hiring employees of Simtek in certain situations; and (d) a Registration Rights Agreement whereby Simtek would agree to register for resale, subject to certain limitations, the shares issued to ZMD pursuant to the Asset Purchase Agreement. A copy of the press release announcing the transaction is included herewith and attached as Exhibit 99.1. A copy of the Asset Purchase Agreement is included herewith and attached as Exhibit 99.2.

     On June 1, 1994, ZMD and Simtek entered into that certain Product License Development and Support Agreement (regarding joint development of certain products by Simtek and ZMD and the licensing of certain products and intellectual property from Simtek to ZMD), and thereafter entered into certain Cooperation Agreements functioning as amendments thereto, all of which agreements will be confirmed as terminated (to the extent not already terminated) upon the closing of the Asset Purchase Agreement.

     The description of the transaction described in this report does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement (and the exhibits thereto). The Asset Purchase Agreement (and the exhibits thereto) are included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about Simtek or ZMD. The Asset Purchase Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Asset Purchase Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Asset




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Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in Simtek's public disclosures.


Item 3.02   Unregistered Sales of Equity Securities.

     Upon the closing of the Asset Purchase Agreement, Simtek would issue to ZMD 6,260,713 shares of Simtek common stock (subject to certain adjustments as described in the Asset Purchase Agreement) as partial payment for the purchase of certain assets and other benefits described in the Asset Purchase Agreement (and the exhibits thereto). The issuance of the common stock is exempt from registration pursuant to Rules 506 and 901 promulgated under, and Section 4(2) of, the Securities Act of 1933, as amended, as ZMD is an accredited investor, there was no general solicitation and ZMD had access to material information of Simtek.


Item 9.01  Financial Statements and Exhibits.

     (d) Exhibits.

         Exhibit Number      Description
         --------------      -----------

               99.1 Press release of Simtek, dated December 7, 2005, titled "Simtek to Acquire the Assets of the nvSRAM Product Line From ZMD For Cash and Stock".

               99.2 Asset Purchase Agreement, dated December 7, 2005, by and between Simtek and ZMD.






















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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SIMTEK CORPORATION


                                      By: /S/ BRIAN ALLEMAN
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


December 13, 2005































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                                  EXHIBIT INDEX



Exhibit Number        Description
--------------        -----------

     99.1 Press release of Simtek, dated December 7, 2005, titled "Simtek to Acquire the Assets of the nvSRAM Product Line From ZMD For Cash and Stock".

     99.2 Asset Purchase Agreement, dated December 7, 2005, by and between Simtek and ZMD.